Exhibit 23.1

Your Vision Our Focus

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of our report dated September 30, 2024, relating to the financial statements of Amesite Inc. (the “Company”) as of and for the years ended June 30, 2024, and 2023, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report of the Company for the years ended June 30, 2024, and 2023.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

November 5, 2024

Turner, Stone & Company, L.L.P.
Accountants and Consultants

12700 Park Central Drive, Suite 1400
Dallas, Texas, 75251
Telephone: 972-239-1660/Facsimile:972-219-1665 Toll Free: 877-853-4195 Web site: turnerstone.com